Exhibit 99.1

NEWS RELEASE

For: IMMEDIATE RELEASE

Date: October 28, 2009

Contact: CHARLES N. FUNK, PRESIDENT & CEO or GARY J. ORTALE, EVP & CFO

Or The Investor Relations Company, Woody Wallace, president, 312-245-2700, wwallace@tirc.com

MIDWESTONE FINANCIAL GROUP, INC.

REPORTS THIRD QUARTER 2009 FINANCIAL RESULTS

Iowa City, Iowa – MidWestOne Financial Group, Inc., (NASDAQ - MOFG) reported financial results for its third quarter ended September 30, 2009. Net income totaled $834,000. After dividends on the Company’s preferred stock, net income available to common shareholders was $618,000, or $0.07 per diluted share, compared with $1,704,000, or $0.20 per diluted share, in the third quarter of 2008.

Net income in the third quarter was lower than the same period in 2008 primarily due to:

•	an increased loan loss provision;

•	an other than temporary impairment charge on investments in certain debt securities secured by pools of trust preferred securities, due to a continuing decline in their fair value;

•	a lower yield on the Company’s portfolio of loan pool participations; and

•	higher FDIC insurance premiums.

Net income for the first nine months of 2009 totaled $2,793,000, or $0.26 per diluted share, compared with $6,942,000, or $0.90 per diluted share, for the same period of 2008. The reduction in net income was due primarily to an increased provision for loan losses and increased noninterest expense, including increased FDIC insurance premiums.

Results of Operations

The provision for loan losses for the third quarter was $2,125,000 compared with $838,000 for the third quarter of 2008 due to an increase in non-performing loans. Impairment losses recognized on investment securities during the quarter totaled $1,388,000 while no impairment losses were recognized for the same quarter the year before. The majority of this impairment charge resulted from additional other than temporary impairment of collateralized debt obligations backed by pools of trust preferred securities issued by multiple banks and insurance companies, which had an original cost basis of $9.75 million. The book value of these securities as of September 30, 2009, after the other than temporary impairment write-down totaled $2.3 million. The provision for loan losses for the first nine months of 2009 was $5,975,000 compared to $1,666,000 for the same period in 2008. FDIC insurance premiums totaled $2,568,000 for the first nine months of 2009, up from $334,000 for the same period in 2008.

Net interest income in the third quarter was almost flat, at $22,000 lower, with the net interest income for the third quarter of 2008. This was primarily due to lower interest income from the Company’s loan pool participations which was largely offset by lower interest expense on deposits. The Company’s net interest margin for the third quarter amounted to 3.13%, slightly lower than the 3.25% net interest margin for the third quarter of 2008. The Company posted a net interest margin of 3.27% for the first nine months slightly down from 3.31% for the same period the year before.

Noninterest income for the quarter was $2,553,000, down $471,000, or 15.6%, from $3,024,000 for the third quarter of 2008. This decrease reflects the other than temporary impairment charge mentioned above. The impairment loss was partially offset by a gain on sales of securities available for sale which totaled $482,000 in the third quarter of 2009 as compared to $9,000 in the same period of 2008, and significantly higher mortgage origination fees which were $613,000 for the third quarter of 2009 as compared to $187,000 for the third quarter of 2008, an increase of $426,000, or 227.8%. The increase in mortgage origination fees was attributable to the low interest rate environment.

For the first nine months, noninterest income rose to $9,005,000, up $180,000, or 2.0%, from $8,825,000 during the same period in 2008. The primary reason for this increase relates to the timing of the Company’s merger with the “former” MidWestOne Financial Group, Inc. in March 2008, which resulted in significant increases in all noninterest income categories. For the first nine months, mortgage origination fees rose to $2,244,000, up $1,427,000, or 174.7%, from the comparable period in 2008. “During the first three quarters of 2009, we originated $218.0 million of single family real estate loans as we helped our customers take advantage of the historic low interest rates,” stated Charles N. Funk, President and Chief Executive Officer. “This showed our staff’s ability to take care of our customers during this important period of refinancing”

Noninterest expense for the third quarter totaled $11,157,000, compared with $10,954,000 for the third quarter of 2008. Noninterest expense includes salaries and employee benefits, occupancy and equipment expense, FDIC insurance premiums, professional fees and data processing expense. The primary reasons for the increase in noninterest expense were the significantly higher FDIC insurance premiums, the increase in professional fees, which were $727,000 for the third quarter 2009 from $348,000 for the third quarter of 2008, and amortization of intangible assets.

For the first nine months, all noninterest expense categories experienced significant increases compared to the first nine months of 2008 due to the timing of the merger in March 2008. However, in addition to the expected proportionate increases attributable to the merger, the Company experienced a disproportionate increase in FDIC insurance premiums which increased from $334,000 for the first nine months of 2008 to $2,568,000 for the same period of 2009. Similarly, professional fees, partially related to Sarbanes-Oxley compliance services and valuation services used in connection with accounting for the merger, increased from $927,000 for the first nine months of 2008 to $2,651,000 for the first nine months of 2009. Our professional fees are beginning to come down and should continue to decline as we move into 2010,” stated Funk.

The Company realized an income tax benefit of $636,000 for the quarter ended September 30, 2009 compared with a $477,000 expense for the same period in 2008, and an income tax benefit of $443,000 for the nine months ended September 30, 2009 compared with a $2.3 million income tax expense for the same period in 2008. The tax benefit recorded by the Company for both the three and nine months ended September 30, 2009, was the result of tax-exempt income on tax-exempt bonds and the recognition of a tax benefit of approximately $330,000 on certain merger related expenses.

Balance Sheet and Asset Quality

Total assets of the Company increased slightly to $1.53 billion at September 30, 2009 from $1.51 billion on December 31, 2008. This improvement resulted primarily from increased deposits together with the receipt of a $16.0 million investment from the U.S. Department of the Treasury under its Capital Purchase Program (CPP). Total deposits at September 30, 2009 were $1.15 billion compared with $1.13 billion at December 31, 2008, up $24.6 million, or 2.2%, primarily due to increased consumer and public fund deposits.

The Company’s total bank loans (excluding loan pool participations and loans held for sale) were $973.5 million as of September 30, 2009, compared with $1.01 billion as of December 31, 2008. The primary area of balance decrease has been in portfolio residential real estate loans, due to refinancing activity into fixed rate products which the Company sells on the secondary market. At September 30, 2009, the Company’s largest category of bank loans was commercial real estate, comprising 43% of the loan portfolio. Residential real estate was the next largest category at 26%, commercial loans 19%, agricultural loans 9%, and consumer loans, 3% of total loans. All percentages relate to the Company’s direct loans and do not include loan pool participations. Including loan pool participations, the Company’s loan to deposit ratio was 92.3% as of September 30, 2009, compared with 98.7% as of December 31, 2008.

During the first nine months of 2009, the Company experienced a relatively modest increase in non-performing loans. Specifically, non-performing loans totaled $16.7 million as of September 30, 2009, 1.72% of total bank loans, compared with $15.2 million at December 31, 2008, and 1.50% of bank loans. Non-performing loans at September 30, 2009 consisted of $12.2 million in nonaccrual loans, $2.5 million in troubled debt restructures and $2.0 million in loans past due 90 days or more and still accruing. Included in the non-accrual number is one credit in the amount of $5.0 million that was not delinquent at the end of the previous quarter ended June 30, 2009. Management is actively involved in discussions with the borrower aimed at resolution of this loan. Loans past-due 30 to 89 days (not included in the non-performing loan totals) were $11.2 million as of September 30, 2009 compared with $10.8 million at December 31, 2008. As of September 30, 2009, other real estate owned (not included in non-performing loans) totaled $2.6 million, an increase of $1.6 million from December 31, 2008. As of September 30, 2009, the Company’s allowance for bank loan losses was $13.5 million, or 1.39% of total bank loans, compared with $11.0 million, or 1.08% of total bank loans, at December 31, 2008. The bank had net loan charge-offs of $2.1 million in the third quarter of 2009, or an annualized 0.83% of average bank loans outstanding, and net loan charge-offs of $3.4 million in the first nine months of 2009, or an annualized 0.47% of average bank loans outstanding.

Loan pool participations totaled $90.8 million as of September 30, 2009, down from $95.1 million as of December 31, 2008. Loan pool participations are participation interests in performing, sub-performing and non-performing loans that have been purchased from various non-affiliated banking organizations. The former MidWestOne had engaged in this activity since 1988, and the Company continued this line of business following its merger with the former MidWestOne. Management has identified a target range for loan pool participation balances of between $90.0 million and $110.0 million, and continues to be active in bidding on new pools as they become available. The most recently purchased pools have performed well and management believes the business still has merit over the long term. The Company has very minimal exposure in loan pools to consumer real estate, subprime credit or construction and real estate development loans. The Company does not actively seek to purchase consumer or consumer real estate loans characterized as subprime credit. The net “all-in” yield (excluding the purchase accounting adjustment and after all expenses) on loan pool participations was 1.39% for the third quarter of 2009, down significantly from 7.91% for third quarter of 2008. Yields were 3.42% and 9.06% for the first nine months of 2009 and 2008, respectively. The net yield was lower in the first three quarters of 2009 than for previous quarters due to elevated charge-off levels in the portfolio as well as slowed collections as borrowers saw their ability to refinance their debt decline, due to continued tightness in the credit markets. Mr. Funk stated: “We continue to be disappointed by the performance of the loan pools. Looking forward, we believe the low yields will continue through year-end.”

The Company’s investment securities totaled $362.2 million as of September 30, 2009, 23.7% of total assets. Approximately $354.7 million of the investment securities were classified as available for sale. The portfolio consisted mainly of U.S. government agencies, mortgage-backed securities and obligations of states and political subdivisions. Other than temporary impairment charges were recognized on investment securities during the third quarter which brought total other than temporary impairment charges on securities to $2.0 million for the nine months ended September 30, 2009, compared to $0.6 million for the same period of 2008.

Capital Adequacy

Total shareholders’ equity (including the $16.0 million of senior preferred stock issued to the U.S. Treasury pursuant to the CPP) was $151.9 million as of September 30, 2009. The total shareholders’ equity to total assets ratio was 9.93% at September 30, 2009, while the tangible common equity to tangible assets ratio was 8.15% as of the same date. “The Company and its bank subsidiary continued to be “well-capitalized” pursuant to bank regulatory requirements,” Mr. Funk noted. Tangible common equity per share was $14.37 as of September 30, 2009, up from $13.58 per share at December 31, 2008. This increase was primarily attributable to the Company’s net income of $2.8 million for the first nine months of 2009.

“Our tangible common equity to tangible assets ratio improved during the third quarter to 8.15% compared to 7.63% at June 30, 2009,” stated Funk. “We continue to exhibit ample liquidity and, despite a less than favorable outlook for the loan pools, we believe our operating performance will continue to show improvement. With the merger of the two companies now well behind us, we are focusing on our core mission of ‘taking care of our customers and those who should be’. At the same time we continue to work diligently to find further operating efficiencies created by the merger.”

On February 6, 2009, the Company sold $16.0 million of senior preferred stock to the Treasury pursuant to the CPP, which was less than the maximum of $34.2 million approved, all of which remained outstanding at September 30, 2009. The proceeds from the sale of preferred stock were invested with MidWestOne Bank as equity capital. During the third quarter, the Company paid dividends of $200,000 on the senior preferred stock.

Other Developments

On October 22, 2009, the Company’s Board of Directors declared a third quarter cash dividend of $0.05 per common share, which is consistent with the dividend paid in the second quarter. The dividend is payable December 15, 2009 to shareholders of record at the close of business on December 1, 2009. At this quarterly dividend rate, the indicated annual cash dividend is equivalent to $0.20 per common share.

About MidWestOne Financial Group, Inc.

MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. The Company’s bank subsidiary is also headquartered in Iowa City. MidWestOne Bank has office locations in Belle Plaine, Burlington, Cedar Falls, Conrad, Coralville, Davenport, Fairfield, Fort Madison, Hudson, Melbourne, North English, North Liberty, Oskaloosa, Ottumwa, Parkersburg, Pella, Sigourney, Waterloo and West Liberty, Iowa. MidWestOne Insurance Services, Inc. provides personal and business insurance services in Pella, Melbourne and Oskaloosa, Iowa. MidWestOne Financial Group, Inc. common stock is traded on the NASDAQ Global Select Market under the symbol “MOFG.”

Non-GAAP Presentations:

Management has traditionally disclosed certain non-GAAP ratios to evaluate and measure the Company’s financial condition, including the Company’s tangible common equity to tangible assets ratio. Management believes these ratios provide investors with information regarding the Company’s financial condition and capital adequacy and how management evaluates the Company’s financial condition and capital adequacy internally. The tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

(in thousands)		As of September 30, 2009	As of June 30, 2009	As of December 31, 2008
Tangible common equity
Total stockholders’ equity		$151,910	$147,548	$130,342
Less:	Preferred equity	(15,683)	(15,667)	—
	Goodwill and intangibles	(12,585)	(12,899)	(13,543)

Tangible common equity		123,642	118,982	116,799

Tangible Assets
Total assets		1,529,676	1,573,224	1,508,962
Less:	Goodwill and intangibles	(12,585)	(12,899)	(13,543)

Tangible assets		1,517,091	1,560,325	1,495,419

Caution Regarding Forward-Looking Statements

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this document and are based on current expectations and involve a number of assumptions. These include, among other things, statements regarding future results or expectations. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. The Company’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors that could cause actual results to differ from those set forth in the forward-looking statements or that could have a material effect on the operations and future prospects of the Company include, but are not limited to: (1) the strength and the local and national economy; (2) changes in interest rates, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; (3) the loss of key executives or employees; (4) changes in the quality and composition of the Company’s loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company’s respective market areas; implementation of new technologies; ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines; (5) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; and (6) other risk factors detailed from time to time in filings made by the Company with the SEC.

MIDWESTONE FINANCIAL GROUP, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL SUMMARY

(unaudited)	QUARTER ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
(in thousands)	2009	2008	2009	2008
Summary of Operations:
Statement of Income:
Interest income (excluding loan pool participations)	$18,003	18,210	$53,830	$47,869
Interest income and discount on loan pool participations	28	1,228	1,707	3,145

Total interest income	18,031	19,438	55,537	51,014
Total interest expense	7,104	8,489	21,812	22,554

Net interest income	10,927	10,949	33,725	28,460
Provision for loan losses	2,125	838	5,975	1,666
Noninterest income	2,553	3,024	9,005	8,825
Noninterest expense	11,157	10,954	34,405	26,389

Income before tax	198	2,181	2,350	9,230
Income tax expense (benefit)	(636)	477	(443)	2,288

Net income	$834	$1,704	$2,793	$6,942

Less: Preferred stock dividends and discount accretion	216	—	563	—

Net income available to common shareholders	$618	$1,704	$2,230	$6,942

Per Share Data:
Net income - basic	$0.07	$0.20	$0.26	$0.90
Net income - diluted	$0.07	$0.20	$0.26	$0.90
Dividends declared	$0.05	$0.15	$0.25	$0.31
Weighted average shares outstanding	8,605,312	8,646,328	8,604,531	7,707,301
Weighted average diluted shares outstanding	8,605,732	8,646,328	8,604,557	7,707,301

Performance Ratios:
Return on average assets	0.21%	0.44%	0.24%	0.70%
Return on average shareholders’ equity	2.21%	4.23%	2.56%	6.61%
Return on average tangible common equity	2.02%	5.46%	2.49%	8.91%
Net interest margin (FTE)	3.13%	3.25%	3.27%	3.31%
Net bank loan charge-offs / average bank loans	0.83%	0.16%	0.47%	0.11%

(in thousands)	SEPTEMBER 30, 2009	SEPTEMBER 30, 2008	DECEMBER 31, 2008
Selected Balance Sheet Data - At Period End:
Balances:
Total assets	$1,529,676	$1,521,015	$1,508,962
Loans, net of unearned income	973,468	1,003,752	1,014,814
Allowance for loan losses	(13,506)	(11,044)	(10,977)
Loan pool participations, gross	90,841	100,915	95,066
Total deposits	1,152,814	1,120,822	1,128,189
Total shareholders’ equity	151,910	162,200	130,342

Per Share Data:
Total equity (book value)	$17.65	$18.79	$15.15
Tangible common equity	$14.37	$14.59	$13.58
Common shares outstanding	8,605,333	8,631,110	8,603,055

Financial Ratios:
Tangible common equity/tangible assets	8.15%	8.48%	7.81%
Total shareholders’ equity/total assets	9.93%	10.66%	8.64%
Total loans + loan pools/total deposits	92.32%	98.56%	98.70%
Nonperforming bank loans/total bank loans	1.72%	1.15%	1.50%
Nonperforming bank loans + other real estate/total assets	1.27%	0.82%	1.08%
Allowance for bank loan losses/total bank loans	1.39%	1.10%	1.08%
Allowance for loan pool losses/total loan pools	2.35%	2.11%	2.24%
Allowance for bank loan losses/nonperforming bank loans	80.66%	95.77%	72.06%